EXHIBIT 4.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of July 2007, by and among Matritech, Inc. (the “Company”) and each of the other signatories hereto (each a “Participating Holder” and collectively, the “Participating Holders”).

WHEREAS, the Participating Holders hold warrants originally issued by the Company on March 31, 2003 representing the right of each Participating Holder to purchase the number of shares of common stock of the Company stated in their respective signature blocks below (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires to purchase the Warrants and the Participating Holders are amenable to selling the Warrants to the Company on the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.           Subject to and in accordance with the terms and conditions of this Agreement, each Participating Holder signing this Agreement will sell to the Company and the Company will purchase from such Participating Holder all (but not less than all) of the Warrants owned by such Participating Holder for a purchase price equal to the number of shares covered by the Warrant held by the Participating Holder (the “Warrant Shares”) times $0.04, as set forth in its respective signature blocks below (each, a “Purchase Price”).  Between the date of this Agreement and April 1, 2008, the Company agrees that it will not purchase any Warrant or other warrants originally issued on March 31, 2003, at a higher price than $0.04 per share (the “Higher Price”) unless it contemporaneously pays to the Participating Holder an extra amount equal to the Participating Holder’s Warrants Shares times the difference between the Higher Price and $0.04 (the “Equalizing Payment”).  If the Company makes an Equalizing Payment to a Participating Holder, the $0.04 figures in Section 7 hereof shall each be adjusted upwards to the Higher Price.

2.           Each of the Participating Holders, individually, and not jointly, represent and warrant that it holds its Warrant and it agrees that it will not assign or transfer its Warrant or any portion thereof prior to July 31, 2007; provided, however, notwithstanding anything herein to the contrary, each Participating Holder shall have the right to exercise all or any part of its Warrant at any time following the date hereof until the Closing (as defined below) in which case the Purchase Price shall be adjusted accordingly.  Each of the Participating Holders agrees to deliver its original Warrant to the Company (which will be held in escrow by the Company until Closing) along with two signed copies of this Agreement.

3.           On or before July 31, 2007, the parties will consummate the purchase and sale of the Warrants (the “Closing”) as follows:

(a)	The Company will cease holding any Warrants in escrow and will accept delivery of each Participating Holder’s Warrant; and

(b)
The Company will deliver to each Participating Holder in U.S. dollars, by check sent by Federal Express to the address for payments set forth below (or will deliver funds via wire transfer at the request of the Participating Holder), an amount equal to each Participating Holder’s Purchase Price.

4.           If the Closing has not occurred by July 31, 2007, the Company will return to the Participating Holder the original Warrant and the two copies of this Agreement delivered by the Participating Holder.

            5.           Notwithstanding the foregoing, each Participating Holder shall have the right to cancel its obligation (as to that Participating Holder only and not as to any other Participating Holder) to sell its Warrants to the Company in the event that, on or before July 31, 2007, the Company announces or consummates (i) an equity or convertible debt financing with gross proceeds to the Company of, in the aggregate, $2 million or more and if for equity, at a per share price above $0.40 per share or if for convertible debt, at a conversion price per share above $0.40 per share, or (ii) a sale, merger or similar change of control transaction as a result of which the stockholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company or a sale of all or substantially all of the assets of the Company, in either case where proceeds to each common stockholder are established as or are projected to be $0.40 or more per share (any such acquisition or financing is referred to herein as a “Transaction”).  In order to exercise its right to cancel, a Participating Holder must provide written notice to the Company no later than 5:00 p.m. Eastern time on the fifth business day after an announcement of a completed or agreed-upon (i.e., execution of a binding letter of intent) Transaction.  Any Participating Holder may request access to material non-public terms of a Transaction in order to assist it in deciding on whether to exercise its right to cancel.  The Company will endeavor to promptly comply with all such requests provided the Participating Holder executes appropriate documentation agreeing to maintain the confidentiality of disclosed information and not to trade in the Company’s securities.  The submission of a request for access to additional non-public information shall not, however, extend the period within which the Participating Holder may exercise its rights under this paragraph.

            6.           In the event the Company engages in a Dilutive Issuance (as defined in the Warrants) after the Participating Holders sell the Warrants pursuant to this Agreement but prior to April 1, 2008, the Company agrees to calculate what the exercise price of the

Warrants would have been after the Dilutive Issuance in accordance with the terms of the Warrants if the Warrants had not been sold to the Company (the “Pro Forma Adjusted Exercise Price”), and the Company will advise the Participating Holders in writing of that Pro Forma Adjusted Exercise Price.

7.            With regard to each Warrant Share, each Participating Holder will have the right to deliver notice (the “Top Off Notice”) to the Company, on or before April 1, 2008, demanding that the Company make an additional cash payment to the Participating Holder, calculated as follows:

(A) the Participating Holder will calculate the average of the daily volume-weighted average trading price of the Company’s common stock on the primary trading market for the five most recent trading days ending on the date the Participating Holder delivers the Top Off Notice (in accordance with the notice provision of the Warrant) (the “VWAP”);

(B) the amount due each Participating Holder for each Warrant Share included in the Top Off Notice (the “Top Off Payment”) shall be determined by multiplying (x) the number of Warrant Shares included in the Top Off Notice by (y) the VWAP minus the sum of (i) the lower of (a) the original exercise price of the Warrants or (b) the Pro Forma Adjusted Exercise Price and (ii) $0.04; and

(C) the Company will pay the Top Off Payment to the Participating Holder, in U.S. dollars, by wire transfer or by check (at the option of the Participating Holder), within five business days after delivery of the Top Off Notice.  After April 1, 2008, the Participating Holders will have no further right to any payment on account of the Warrants.

For the avoidance of doubt, Participating Holders may deliver more than one Top Off Notice but no Warrant Share shall be included in more than one Top Off Notice.  It is the purpose of this provision to permit Participating Holders to deliver a Top Off Notice in respect of part or all of their Warrant Shares in such Participating Holder’s discretion, but once a Top Off Notice has been delivered with respect to a Warrant Share, that Warrant Share may not be included in another Top Off Notice.

8.           This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

9.           This Agreement may be executed in counterparts each of which shall be deemed an original but all of which when taken together shall constitute but one and the same instrument, and by facsimile transmission or portable document format, which facsimile or portable document format signatures shall be considered original executed counterparts.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

MATRITECH, INC.

By:_____________________
Name:
Title:

(signatures continue on the following pages)

[Signature Page to Agreement and Amendment]

Participating Holder	Shares Covered by Warrant	Purchase Price

By:_____________________ Name: Title:
Address for Notices:
Tel:
Fax:
Address for Payments:

[Signature Page to Agreement and Amendment]